Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002 www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP ANNOUNCES 2009 THIRD QUARTER RESULTS

¡	Net income was $39.3 million or $0.30 per diluted share.
¡	Net income including realized gains and losses and excluding unrealized gains and losses on our mark-to-market derivative contracts was $185.3 million, or $1.40 per diluted share (a non-GAAP measure).
¡

Average daily sales volumes increased 3% to 83.0 thousand barrels of oil equivalent (BOE) from the second quarter 2009. Excluding the impact of our 2008 divestments, increased production from the Haynesville Shale and Flatrock resulted in an 8% increase in the average daily sales volumes for the first nine months of 2009 compared to the same period a year ago.

¡	Total production costs per BOE decreased 9% to $13.11 from the second quarter 2009.
¡

Haynesville Shale average daily production net to PXP increased 71% to approximately 48 million cubic feet equivalent (MMCFE) per day from the second quarter 2009. Production is expected to exceed 70 MMCFE per day net to PXP by year-end 2009.

¡

Active Gulf of Mexico drilling program with delineation drilling success at the Friesian development project in the Green Canyon area and an announced discovery at Blueberry Hill exploratory prospect on Louisiana State Lease 340; plus three significant exploration prospects are currently drilling with a total reserve potential of more than 200 million BOE net to PXP: Davy Jones, Rickenbacker and Lucius.

Houston, Texas, November 5, 2009 - Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announces third quarter 2009 financial and operating results and files full-year 2010 guidance with the SEC on a Form 8-K.

Revenues of $312.2 million generated $39.3 million of net income, or $0.30 per diluted share, in the third quarter 2009. Net income including realized gains and losses and excluding unrealized gains and losses on our mark-to-market derivative contracts was $185.3 million, or $1.40 per diluted share (a non-GAAP measure). Net cash provided by operating activities was $168.2 million and operating cash flow was $427.9 million (a non-GAAP measure).

A reconciliation of non-GAAP financial measures used in this release to comparable GAAP financial measures is included with the financial tables in this release.

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James C. Flores, Chairman, President and CEO of PXP commented, “We delivered solid results for the third quarter and are financially and operationally well positioned to continue delivering strong and consistent reserve and production growth. PXP reports significant progress in lowering costs, increasing production, strengthening liquidity and expanding its resource potential during today’s challenging environment. Excluding the impact of our 2008 divestments, increased production from the Haynesville Shale and Flatrock properties resulted in an 8% increase in sales volumes in the first nine months of 2009 compared to the same period a year ago. Lease operating expenses per unit decreased 7% for the first nine months due to the success of our cost reduction program. The favorable quarterly results again highlight our sound execution of the strategic plan, successful hedge program, and high-quality asset base.

“Our 2010 capital spending plan leverages on those strengths and allocates capital to asset areas with the greatest returns and highest growth prospects. PXP’s Board of Directors approved a $900 million to $1.1 billion 2010 capital budget versus an estimated $1.55 billion 2009 capital budget. The 2010 capital investment is predominately focused on the continued development of our substantial Haynesville Shale acreage position, our large, high free-cash flow California oil business and our Texas Panhandle, South Texas and Gulf of Mexico asset areas. Approximately 10% of the 2010 capital plan is allocated to Gulf of Mexico exploration. We continue to target reserve growth of 20% through 2011 and production growth of 8-10% in 2010 and 2011 driven by the Haynesville Shale layered on top of our stable oil production base. PXP remains focused on cost control, operational execution and reserve and production growth from its balanced portfolio of excellent assets.”

OPERATIONAL HIGHLIGHTS

¡

Outstanding drilling results continue in the Haynesville Shale and production from this resource base is growing quickly. Third quarter average daily production of approximately 48 million cubic feet equivalent (MMCFE) net to PXP has ramped up from 14 MMCFE per day net during the first quarter 2009 and 28 MMCFE per day net in the second quarter. Production is expected to continue to increase and exceed approximately 70 MMCFE per day net by year-end 2009 and approximately 125 MMCFE net per day by year-end 2010. PXP and its partner, and operator, Chesapeake Energy Corporation (NYSE: CHK) are currently operating 35 rigs and expect to operate an average of 40 rigs in 2010, plus 15 or more rigs operated by others on our acreage consistent with this year’s activity.

Two notable Haynesville Shale wells completed by Chesapeake are as follows: The Caspiana 13-15-12 H-1 in Caddo Parish, LA achieved a peak rate of 20.2 million cubic feet (MMCF) per day; and The Bradway 24-15-12 H-1 in Caddo Parish, LA achieved a peak rate of 18.6 MMCF per day.

¡

The Flatrock area wells averaged 59 MMCFE per day net to PXP in the third quarter of 2009. As previously reported, the Flatrock #5 well was re-completed in the primary Rob-L zone in September 2009. The Flatrock #3 well is currently offline and will be re-completed in the fourth quarter of 2009. The Flatrock #4 well was shut in during August 2009 because of a mechanical (not reservoir) issue associated with the well bore and is expected to recommence production by year-end 2009.

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¡

Positive drilling results at the Blueberry Hill exploratory well, operated by McMoRan and located on Louisiana State Lease 340 in the Gulf of Mexico, indicate a discovery. A second sidetrack well was drilled to a total depth of 21,942 feet in October 2009. The operator plans to temporarily abandon the sidetrack #2 well and drill an offset appraisal well approximately 2,000 feet southeast with a proposed total depth of 21,850 feet. Offset drilling operations are expected to commence in November 2009. Development planning is underway. Blueberry Hill is located 11 miles southeast of Flatrock. PXP holds a 47.9% working interest.

¡

The Hurricane Deep sidetrack well, operated by Chevron and located on South Marsh Island 217, on the southern flank of the Flatrock structure has a proposed total depth of 21,750 feet and is targeting the significant Gyro sand encountered in the Hurricane Deep well. The operator plans to commence sidetrack operations in the fourth quarter of 2009. PXP holds a 30.0% working interest.

¡	Three significant Gulf of Mexico exploration prospects with a total reserve potential of more than 200 million BOE net to PXP are currently drilling:

–	The Davy Jones exploration prospect, operated by McMoRan and located on South Marsh Island Block 230 is drilling towards a proposed total depth of 28,000 feet. PXP holds a 27.7% working interest.

–

The Rickenbacker exploration prospect, operated by Anadarko and located on Keathley Canyon Block 470, is drilling towards a proposed total depth of approximately 33,700 feet. PXP holds a 15.0% working interest.

–

The Lucius exploration prospect, operated by Anadarko and located on Keathley Canyon Block 875, began drilling operations in October and is drilling towards a proposed total depth of 21,000 feet. PXP holds a 33.3% working interest.

¡	The Northwood exploration prospect, operated by Chevron and located on Green Canyon Block 945, was drilled to a total depth of 35,955 feet and is being plugged and abandoned.

DERIVATIVE SUMMARY

Approximately 80% of our 2009 estimated sales volumes, using the mid-point of our annual guidance, are protected by oil and natural gas derivative positions and natural gas physical purchases. For 2009, natural gas volumes are protected with $10 by $20 collars on 150,000 MMBtu per day while crude oil volumes have put options with a $55 strike price on 32,500 barrels per day. Approximately 68% of our 2010 estimated sales volumes, using the mid-point of our annual guidance, are protected by oil and natural gas derivative positions and natural gas physical purchases. For 2010, natural gas volumes are protected by three-way collars having a $6.12 floor with $4.64 limit and an $8.00 ceiling on 85,000 MMBtu per day, and crude oil volumes for 2010 have put options with a $55 strike price on 40,000 barrels per day. A summary of PXP’s open commodity derivative positions is included with the financial tables in this release.

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2010 FULL-YEAR GUIDANCE

PXP filed full-year 2010 guidance with the SEC in a Form 8-K.

CONFERENCE CALL

PXP will host a conference call today, Thursday, November 5, 2009 at 8:00 a.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-935-8460. The conference call and replay ID is: 34949709. The replay can be accessed by dialing 1-800-642-1687 or 1-706-645-9291. A live webcast of the conference call will be available in the Investor Information section of PXP’s website at www.pxp.com.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statement. These include statements regarding:

*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	capital and credit market conditions,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, for the year ended December 31, 2008, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

Contact:

Investors:	Media:
Hance Myers, 713-579-6291	Scott Winters, 713-579-6190
hmyers@pxp.com	swinters@pxp.com

Plains Exploration & Production Company

Consolidated Statements of Income (Unaudited)

(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues
Oil sales	$249,619	$528,787	$625,822	$1,531,138
Gas sales	62,428	181,971	192,233	528,374
Other operating revenues	141	8,779	1,326	15,805

	312,188	719,537	819,381	2,075,317

Costs and Expenses
Lease operating expenses	60,276	76,943	194,564	236,699
Steam gas costs	10,956	37,418	37,425	110,175
Electricity	10,585	14,367	33,895	36,665
Production and ad valorem taxes	7,917	27,348	29,995	77,757
Gathering and transportation expenses	10,349	4,405	25,667	15,356
General and administrative	36,419	29,374	111,066	114,505
Depreciation, depletion and amortization	101,755	139,956	280,691	411,558
Accretion	3,541	3,258	10,628	9,868
Legal recovery	-	-	(87,272)	-
Other operating (income) expense	(4,403)	-	1,553	-

	237,395	333,069	638,212	1,012,583

Income from Operations	74,793	386,468	181,169	1,062,734
Other Income (Expense)
Gain on sale of assets	-	-	-	34,658
Interest expense	(16,355)	(32,994)	(54,287)	(87,114)
Debt extinguishment costs	(1,183)	(3,138)	(12,093)	(13,401)
Gain on mark-to-market derivative contracts	14,795	451,083	13,217	390,175
Other income (expense)	569	(13,842)	761	(12,181)

Income Before Income Taxes	72,619	787,577	128,767	1,374,871
Income tax expense
Current	(21,696)	(210,023)	(33,757)	(312,276)
Deferred	(11,597)	(84,409)	(6,837)	(203,031)

Net Income	$39,326	$493,145	$88,173	$859,564

Earnings per Share
Basic	$0.30	$4.58	$0.74	$7.87
Diluted	$0.30	$4.50	$0.73	$7.72
Weighted Average Shares Outstanding
Basic	131,701	107,725	119,288	109,195

Diluted	132,725	109,617	120,003	111,297

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Plains Exploration & Production Company

Operating Data (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Daily Average Volumes
Oil and liquids sales (Bbls)	47,399	55,803	48,521	56,199
Gas (Mcf)
Production	220,103	225,232	204,605	220,145
Used as fuel	6,443	5,691	6,678	6,053
Sales	213,660	219,541	197,927	214,092
BOE
Production	84,083	93,342	82,622	92,890
Sales	83,009	92,393	81,509	91,881
Unit Economics (in dollars)
Average NYMEX Prices
Oil	$68.24	$118.22	$57.32	$113.52
Gas	3.40	10.28	3.91	9.76
Average Realized Sales Price Before
Derivative Transactions
Oil (per Bbl)	$57.26	$103.00	$47.24	$99.43
Gas (per Mcf)	3.18	9.01	3.56	9.00
Per BOE	40.86	83.62	36.76	81.81

Cash Margin per BOE (1)
Oil and gas revenues	$40.86	$83.62	$36.76	$81.81
Costs and expenses
Lease operating expenses	(7.89)	(9.06)	(8.75)	(9.40)
Steam gas costs	(1.43)	(4.40)	(1.68)	(4.38)
Electricity	(1.39)	(1.69)	(1.52)	(1.46)
Production and ad valorem taxes	(1.04)	(3.22)	(1.35)	(3.09)
Gathering and transportation	(1.36)	(0.52)	(1.15)	(0.61)
Oil and gas related DD&A	(12.66)	(15.71)	(11.89)	(15.72)

Gross margin (GAAP)	15.09	49.02	10.42	47.15
Oil and gas related DD&A	12.66	15.71	11.89	15.72
Realized gains and losses on derivative instruments (2)	32.30	(1.81)	34.25	(2.17)

Cash margin (Non-GAAP)	$60.05	$62.92	$56.56	$60.70

Oil and gas capital expenditures accrued ($ in thousands) (3)	$446,630	$356,762	$1,249,048	$806,408

(1)	Cash margin per BOE (a non-GAAP measure) is calculated by adjusting gross margin per BOE (a GAAP measure) to include realized gains and losses on derivative instruments and to exclude DD&A. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating trends and performance.

(2)	Three and nine months ended September 30, 2009 amounts include $38.94 per barrel or $22.23 per BOE attributable to July-September 2009 production and $29.82 per barrel or $17.75 per BOE attributable to March-September 2009 production, respectively, for the $106 crude oil puts and $54 crude oil swaps that were monetized in the first quarter of 2009. Year to date amounts also include $9.16 per barrel or $5.45 per BOE associated with the January and February settlement of the $106 crude oil puts and the $54 crude oil swaps that we monetized in the first quarter of 2009.

(3)	Additions to oil and gas properties reported in our consolidated statement of cash flows differ from the accrual basis amounts reflected above due to the timing of cash payments. Excludes acquisitions.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

	Three Months Ended September 30, 2009
	Oil	Gas	BOE

Average Realized Sales Price

Average realized price before derivative instruments (GAAP) (1)	$57.26	$3.18	$40.86
Realized gains on derivative instruments (2)	36.83	4.38	32.30

Realized cash price including derivative settlements (non-GAAP)	$94.09	$7.56	$73.16

	Three Months Ended September 30, 2008
	Oil	Gas	BOE

Average Realized Sales Price

Average realized price before derivative instruments (GAAP) (1)	$103.00	$9.01	$83.62
Realized gains and losses on derivative instruments	(4.22)	0.31	(1.81)

Realized cash price including derivative settlements (non-GAAP)	$98.78	$9.32	$81.81

(1) Excludes the impact of production costs and expenses and DD&A.

(2) Includes $38.94 per barrel or $22.23 per BOE attributable to July-September 2009 production for the $106 crude oil puts and $54 crude oil swaps that were monetized in the first quarter of 2009.

	Nine Months Ended September 30, 2009
	Oil	Gas	BOE

Average Realized Sales Price

Average realized price before derivative instruments (GAAP) (3)	$47.24	$3.56	$36.76
Realized gains on derivative instruments (4)	39.90	4.33	34.25

Realized cash price including derivative settlements (non-GAAP)	$87.14	$7.89	$71.01

	Nine Months Ended September 30, 2008
	Oil	Gas	BOE
Average Realized Sales Price

Average realized price before derivative instruments (GAAP) (3)	$99.43	$9.00	$81.81
Realized gains and losses on derivative instruments	(3.98)	0.12	(2.17)

Realized cash price including derivative settlements (non-GAAP)	$95.45	$9.12	$79.64

(3)	Excludes the impact of production costs and expenses and DD&A.

(4)	Includes $29.82 per barrel or $17.75 per BOE attributable to March-September 2009 production for the $106 crude oil puts and $54 crude oil swaps that were monetized in the first quarter of 2009. Also includes $9.16 per barrel or $5.45 per BOE associated with the January and February settlement of the $106 crude oil puts and the $54 crude oil swaps that we monetized in the first quarter of 2009.

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows (Unaudited)

(in thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$39,326	$493,145	$88,173	$859,564
Items not affecting cash flows from operating activities
Gain on sale of assets	-	-	-	(34,658)
Depreciation, depletion, amortization and accretion	105,296	143,214	291,319	421,426
Deferred income tax expense	11,597	84,409	6,837	203,031
Debt extinguishment costs	1,183	3,138	12,093	13,401
Gain on mark-to-market derivative contracts	(14,795)	(451,083)	(13,217)	(390,175)
Noncash compensation	15,250	(1,520)	47,816	38,931
Other noncash items	1,566	1,344	4,479	4,230
Change in assets and liabilities from operating activities	8,773	264,930	(127,614)	31,189

Net cash provided by operating activities	168,196	537,577	309,886	1,146,939

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(415,737)	(247,082)	(1,242,698)	(688,205)
Acquisition of oil and gas properties	(1,137,142)	(1,681,676)	(1,137,142)	(2,012,969)
Payment of accrued merger costs	-	(1,801)	-	(76,645)
Proceeds from sales of oil and gas properties and related assets, net of costs and expenses	-	18,278	-	1,736,059
Derivative settlements	76,910	(6,619)	1,457,232	(36,212)
Decrease in restricted cash	-	-	-	59,092
Additions to other property and equipment	(2,807)	(7,005)	(12,167)	(34,448)
Other	162	(442)	162	(1,671)

Net cash used in investing activities	(1,478,614)	(1,926,347)	(934,613)	(1,054,999)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from revolving credit facilities	75,000	7,263,596	2,315,090	11,501,352
Repayments of revolving credit facilities	-	(5,840,465)	(3,545,090)	(11,672,221)
Proceeds from issuance of Senior Notes	393,340	-	916,439	400,000
Costs incurred in connection with financing arrangements	(7,327)	(19,384)	(19,441)	(25,448)
Derivative settlements	-	(11,009)	1,392	(24,097)
Issuance of common stock	397,161	-	648,035	-
Purchase of treasury stock	-	-	-	(304,192)
Other	-	(4,035)	28	9,647

Net cash provided by (used in) financing activities	858,174	1,388,703	316,453	(114,959)

Net decrease in cash and cash equivalents	(452,244)	(67)	(308,274)	(23,019)
Cash and cash equivalents, beginning of period	455,845	2,494	311,875	25,446

Cash and cash equivalents, end of period	$3,601	$2,427	$3,601	$2,427

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Plains Exploration & Production Company

Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	September 30, 2009	December 31, 2008
ASSETS

Current Assets
Cash and cash equivalents	$3,601	$311,875
Accounts receivable	159,107	175,896
Commodity derivative contracts	63,913	945,838
Inventories	20,491	23,368
Prepaid expenses and other current assets	29,514	19,464

	276,626	1,476,441

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	8,661,710	7,106,785
Not subject to amortization	3,346,861	2,513,424
Other property and equipment	123,157	110,990

	12,131,728	9,731,199
Less allowance for depreciation, depletion, amortization and impairment	(5,491,734)	(5,217,803)

	6,639,994	4,513,396

Goodwill	535,265	535,265

Commodity Derivative Contracts	-	530,181

Other Assets	59,994	56,632

	$7,511,879	$7,111,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$361,041	$363,713
Royalties and revenues payable	73,579	87,874
Interest payable	33,548	20,843
Income taxes payable	-	102,948
Deferred income taxes	131,716	285,426
Other current liabilities	126,426	132,841

	726,310	993,645

Long-Term Debt	2,493,583	2,805,000

Other Long-Term Liabilities
Asset retirement obligation	169,287	159,473
Other	34,746	32,061

	204,033	191,534

Deferred Income Taxes	926,124	744,456

Stockholders’ Equity
Common stock	1,439	1,129
Additional paid-in capital	3,400,559	2,739,625
Retained earnings (deficit)	3,072	(85,101)
Accumulated other comprehensive loss	-	(684)
Treasury stock, at cost	(243,241)	(277,689)

	3,161,829	2,377,280

	$7,511,879	$7,111,915

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Plains Exploration & Production Company

Summary of Open Derivative Positions

At October 1, 2009

Period (1)	Instrument Type	Daily Volumes	Average Price (2)	Average Deferred Premium	Index
Sales of Crude Oil Production

2009

Oct - Dec	Put options	32,500 Bbls	$55.00 Strike price	$3.38 per Bbl	WTI

2010

Jan - Dec	Put options	40,000 Bbls	$55.00 Strike price	$5.00 per Bbl (3)	WTI

Sales of Natural Gas Production

2009

Oct - Dec	Collars	150,000 MMBtu	$10.00 Floor - $20.00 Ceiling	$0.346 per MMBtu	Henry Hub

2010

Jan - Dec	Three-way collars (4)	85,000 MMBtu	$6.12 Floor with a $4.64 Limit $8.00 Ceiling	$0.034 MMBtu	Henry Hub

(1)	All of our derivative instruments are settled monthly.
(2)	The average strike prices do not reflect the cost to purchase the put options or collars.
(3)	In addition to the deferred premium, a premium averaging $3.86 per barrel was paid from the proceeds of our first quarter 2009 derivative monetization upon entering into these derivative contracts.
(4)

If NYMEX is less than the $6.12 per MMBtu floor, we receive the difference between NYMEX and the $6.12 per MMBtu floor up to a maximum of $1.48 per MMBtu. We pay the difference between NYMEX and $8.00 per MMBtu if NYMEX is greater than the $8.00 ceiling.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three and nine months ended September 30, 2009 and 2008. Adjusted net income includes realized gains and losses and excludes unrealized gains and losses on mark-to-market derivative contracts, gain on sale of assets and legal recovery and the effects of nonrecurring tax related expenses and benefits. Management believes this presentation may be helpful to investors. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three Months Ended September 30,
	2009	2008
	(millions of dollars)

Net income (GAAP)	$39.3	$493.1

Unrealized gain on mark-to-market derivative contracts	(14.8)	(451.1)
Realized gain (loss) on mark-to-market derivative contracts (1)	246.7	(15.4)
Adjust income taxes (2)	(85.9)	169.7

Adjusted net income (non-GAAP)	$185.3	$196.3

	Nine Months Ended September 30,
	2009	2008
	(millions of dollars)

Net income (GAAP)	$88.2	$859.6

Unrealized gain on mark-to-market derivative contracts	(13.2)	(390.2)
Realized gain (loss) on mark-to-market derivative contracts (1)	762.3	(54.6)
Gain on sale of assets	-	(34.7)
Legal recovery	(87.3)	-
Adjust income taxes (2)	(266.6)	174.4

Adjusted net income (non-GAAP)	$483.4	$554.5

(1)	Three and nine months ended September 30, 2009 totals include $169.8 million attributable to July-September 2009 production and $394.9 million attributable to March-September production, respectively, for the $106 crude oil puts and $54 crude oil swaps that were monetized in the first quarter of 2009. Nine month 2009 totals also include $121.4 million associated with the January and February settlement of the $106 crude oil puts and the $54 crude swaps that we monetized in the first quarter of 2009. The remaining proceeds from the monetization are not included in the above table because they are attributable to production months subsequent to September 30, 2009. The amounts presented in the above table differ from the adjustments reflected in the calculation of operating cash flow on the following page due to the accrued amounts reflected in the income statement versus the actual cash received or paid reflected in the consolidated statement of cash flows.

(2)	Tax rates assumed based upon adjusted earnings are 39% for the three months ended September 30, 2009 and 2008. Tax rates assumed based upon adjusted earnings are 39% and 38% for the nine months ended September 30, 2009 and 2008, respectively. Tax rates exclude the effects of nonrecurring tax related expenses and benefits.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following tables reconcile Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the three and nine months ended September 30, 2009 and 2008. Management believes this presentation may be useful to investors. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting net income to add back certain non-cash and non-operating items, including unrealized gains and losses on mark-to-market derivative contracts, to include derivative cash settlements for realized gains and losses on mark-to-market derivative contracts that are classified as either investing or financing activities for GAAP purposes and to exclude certain nonrecurring items.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(millions of dollars)
Net income	$39.3	$493.1	$88.2	$859.6
Items not affecting operating cash flows
Gain on sale of assets	-	-	-	(34.6)
Depreciation, depletion, amortization and accretion	105.3	143.2	291.3	421.4
Deferred income tax expense	11.6	84.4	6.8	203.0
Debt extinguishment costs	1.2	3.1	12.1	13.4
Unrealized gain on mark-to-market derivative contracts	(14.8)	(451.0)	(13.2)	(390.2)
Noncash compensation	15.3	(1.5)	47.8	38.9
Other noncash items	1.6	1.3	4.5	4.2
Realized gain (loss) on mark-to-market derivative contracts (1)	246.7	(17.6)	779.2	(60.3)
Legal recovery	-	-	(87.3)	-
Current income taxes attributable to derivative contracts and property sales	21.7	210.0	33.8	312.3

Operating cash flow (non-GAAP)	$427.9	$465.0	$1,163.2	$1,367.7

Reconciliation of non-GAAP to GAAP measure
Operating cash flow (non-GAAP)	$427.9	$465.0	$1,163.2	$1,367.7
Legal recovery	-	-	87.3	-
Changes in assets and liabilities from operating activities	8.7	265.0	(127.6)	31.2
Realized (gain) loss on mark-to-market derivative contracts (1)	(246.7)	17.6	(779.2)	60.3
Current income taxes attributable to derivative contracts and property sales	(21.7)	(210.0)	(33.8)	(312.3)

Net cash provided by operating activities (GAAP)	$168.2	$537.6	$309.9	$1,146.9

(1)	Three and nine months ended September 30, 2009 totals include $169.8 million attributable to July-September 2009 production and $394.9 million attributable to March-September production, respectively, for the $106 crude oil puts and $54 crude oil swaps that were monetized in the first quarter of 2009. Nine month 2009 totals also include $121.4 million associated with the January and February settlement of the $106 crude oil puts and the $54 crude oil swaps that were monetized in the first quarter of 2009. Such amounts are classified as investing activities for GAAP purposes. The remaining proceeds from the monetization are included as a cash receipt from investing activities in the accompanying consolidated statement of cash flows but are not included in the non-GAAP measure of operating cash flow because they are attributable to production months subsequent to September 30, 2009.

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Plains Exploration & Production Company

Derivative Settlements

(in thousands of dollars)

The following tables reflect cash receipts (payments) for derivatives attributable to the following production periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Oil sales	$(9,199)	$(21,686)	$133,494	$(61,330)
Natural gas sales	86,110	6,325	233,871	6,752

	$76,911	$(15,361)	$367,365	$(54,578)

		2009	2010
Amortization of monetized derivatives (1)
First Quarter		$57,211	$123,730
Second Quarter		167,943	125,105
Third Quarter		169,788	126,479
Fourth Quarter		169,788	126,479

		$564,730	$501,793

(1)	Represents the net receipts for derivatives monetized in the first quarter of 2009 attributable to their production periods.

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